                                                                                    Exhibit 99.1

CONTACT:
Jeffrey Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

GENERAL MARITIME CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS

Achieves Net Income of $212.3 Million for Full Year 2005
Declares Dividend of $2.00 per Share Relating to Q4 2005
Approves Additional $200 Million For Share Repurchase Program

New York, New York, February 22, 2005 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three months and full year ended December 31, 2005.

Financial Review: 2005 Fourth Quarter

The Company had net income of $104.6 million, or $2.83 basic and $2.78 diluted earnings per share, for the three months ended December 31, 2005 compared to net income of $140.5 million, or $3.79 basic and $3.70 diluted earnings per share, for the three months ended December 31, 2004. The decrease in net income was the result of lower spot charter rates during the fourth quarter of 2005 relative to the prior year period as well as a smaller fleet.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, stated, "2005 was both a significant and transforming year for General Maritime. In addition to posting strong financial results during a comparatively softer rate environment, we took decisive and significant steps that have redefined General Maritime in terms of its fleet profile and capital structure. At the same time, we unlocked value for shareholders by declaring a cumulative dividend of $4.86 per share and implementing a share repurchase program. General Maritime enters 2006 with a significantly strengthened balance sheet, positioning the Company to continue to serve shareholders well in both the near-term and long-term.”

Net voyage revenue, which is gross voyage revenue minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 40.8% to $120.8 million for the three months ended December 31, 2005 compared to $203.9 million for the three months ended December 31, 2004. EBITDA for the three months ended December 31, 2005 was $129.8 million compared to $173.0 million for the three months ended December 31, 2004 (please see below for a reconciliation of EBITDA to net income). Net cash provided by operating activities was $59.8 million for the three months ended December 31, 2005 compared to $132.2 million for the prior year period. As of December 31, 2005, the Company’s net debt-to-book capitalization (calculated as total long term debt less cash divided by total long term debt less cash plus shareholders’ equity) was reduced to 3.8% from 33.1% as of December 31, 2004. After giving effect to the recent sale of the Company’s nine OBO Aframax vessels, the Company expects to be substantially debt free with over a billion dollars of liquidity.

The average daily time charter equivalent for vessels on spot charters decreased by 37.2% to $42,252 for the three months ended December 31, 2005 compared to $67,325 for the prior year period. The Company’s double hulled spot Aframax vessels earned $46,236 and the Company’s double hulled spot Suezmax vessels earned $59,478 for the quarter ended December 31, 2005.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, remained relatively flat at $31.5 million for the three months ended December 31, 2005 compared to $31.1 million for the three months ended December 31, 2004. During the same periods, the average size of General Maritime’s fleet decreased 9.9% to 38.8 vessels from 43.1 vessels in the prior year period. Daily direct vessel operating expenses remained relatively flat decreasing 0.3% to $6,033 per vessel day during the fourth quarter of 2005, from $6,051 per vessel day during the same period in 2004. On a twelve month basis daily direct vessel operating expenses fell 5.9% from the prior year period. This decrease can be attributed to the timing of certain purchases, maintenance and repair costs, and the realization of savings from certain cost cutting initiatives the Company instituted during 2005. General and administrative costs increased during the comparative periods due to an increase in payroll expenses associated with the Company’s offices in New York, Greece and Portugal, professional fees, and travel expenses as well as a non - cash expense associated with restricted stock granted to our executives and employees.

Financial Review: Full Year 2005

Net income was $212.4 million or $5.71 basic and $5.61 diluted earnings per share, for the full year ended December 31, 2005 compared to $315.1 million, or $8.51 basic and $8.33 diluted earnings per share, for the full year ended December 31, 2004. Net voyage revenues decreased 26.2% to $430.7 million for the full year ended December 31, 2005 compared to $583.3 million for the full year ended December 31, 2004. EBITDA was $338.6 million for the full year ended December 31, 2005 compared to $453.8 million for the full year ended December 31, 2004. Net cash provided by operating activities was $251.8 million for the full year ended December 31, 2005 compared to $363.2 million for the prior year period. TCE rates obtained by the Company’s fleet decreased 18.8% to $30,605 per day for the full year ended December 31, 2005 from $37,678 for the prior year period.

Daily direct vessel operating expenses for the year ended December 31, 2005 decreased 5.9% to $5,661 compared to $6,015 million for the year ago period. General and administrative expenses increased 40.0% to $44.0 million for the year ended December 31, 2005 from $31.4 million for the year ago period.

Mr. Georgiopoulos continued, "The opportunistic vessel sales that General Maritime has entered into in 2005 and during February 2006 have enabled the Company to monetize the value of non-core assets and further modernize our fleet. In addition to realizing both a sizeable book gain and return on our initial investment, with the vessel sales General Maritime’s fleet becomes 100 percent double-hull and its average age is significantly reduced. Including the recent OBO sales and the newbuildings that will be delivered between March of 2006 and 2008, General Maritime has successfully reduced the average age of its fleet to seven and a half years.”

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the periods indicated below. Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three month and full year periods, ended December 31, 2005 and 2004.

	Three Months Ended		Twelve Months Ended
	December - 05	December - 04	December - 05	December - 04

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$156,381	$233,213	$567,901	$701,291
Voyage expenses	(35,622)	(29,348)	(137,203)	(117,955)
Net voyage revenues	120,759	203,865	430,698	583,336
Direct vessel expenses	21,549	23,980	86,681	96,818
General and administrative expenses	9,921	7,128	43,989	31,420
Depreciation and amortization	19,257	23,824	97,320	100,806
Net Gain on sale of vessels	(91,235)	(227)	(91,235)	(6,570)
Operating income	161,267	149,160	293,943	360,862
Net interest expense	5,890	8,652	28,918	37,852
Other expense (income)	50,749	(20)	52,668	7,901
Net Income	$104,628	$140,528	$212,357	$315,109

Basic earnings per share	$2.83	$3.79	$5.71	$8.51

Diluted earnings per share	$2.78	$3.70	$5.61	$8.33

Weighted average shares outstanding, thousands	36,932	37,121	37,164	37,049
Diluted average shares outstanding, thousands	37,619	37,942	37,874	37,814

			12 Months Ended	12 Months Ended
BALANCE SHEET DATA, at end of period			December - 05	December - 04
(Dollars in thousands)
Cash			$96,976	$46,921
Current assets, including cash			471,324	152,145
Total assets			1,149,126	1,427,261
Current liabilities, including current portion of long-term debt			32,906	84,120
Current portion of long-term debt			-	40,000
Total long-term debt, including current portion			135,020	486,597
Shareholders' equity			976,125	890,426

	Three Months Ended		Twelve Months Ended
	December - 05	December - 04	December - 05	December - 04
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)	$129,775	$173,003	$338,595	$453,767
Net cash provided by operating activities	59,832	132,151	251,771	363,238
Net cash provided (used) by investing activities	327,536	18,761	316,012	(168,477)
Net cash provided (used) by financing activities	(339,570)	(146,439)	(517,728)	(186,745)
Capital expenditures
Vessel sales (purchases) net, including construction in progress	329,123	16,845	321,930	(165,796)
Drydocking or capitalized survey or improvement costs	(8,584)	(6,645)	(36,789)	(17,050)
Weighted average long-term debt	332,534	567,814	410,794	650,196

FLEET DATA
Total number of vessels at end of period	30	43	30	43
Average number of vessels (2)	38.8	43.1	41.9	44.0
Total voyage days for fleet (3)	3,305	3,760	14,073	15,482
Total time charter days for fleet	1,094	1,039	3,983	4,371
Total spot market days for fleet	2,211	2,721	10,090	11,111
Total calendar days for fleet (4)	3,572	3,963	15,311	16,097
Fleet utilization (5)	92.5%	94.9%	91.9%	96.2%

AVERAGE DAILY RESULTS
Time charter equivalent (6)	$36,538	$54,219	$30,605	$37,678
Direct vessel operating expenses per vessel (7)	6,033	6,051	5,661	6,015
EBITDA (8)	36,331	43,655	22,114	28,190

	Three Months Ended		Twelve Months Ended
	December - 05	December - 04	December - 05	December - 04
EBITDA Reconciliation
Net Income	$104,628	$140,528	$212,357	$315,109
+ Net interest expense	5,890	8,652	28,918	37,852
+ Depreciation & Amortization	19,257	23,824	97,320	100,806
EBITDA	$129,775	$173,004	$338,595	$453,767

(1) EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.
(4) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.
(5) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.
(6) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days.
(7) Daily direct vessel operating expenses, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.
(8) Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

As of February 21, 2005, General Maritime Corporation’s fleet was comprised of 30 wholly owned tankers, consisting of 19 Aframax and 7 Suezmax tankers and 4 newbuilding Suezmax contracts, with a total carrying capacity of approximately 3.5 million deadweight tons, or dwt. The average age of the Company’s fleet as of December 31, 2005 by dwt, excluding the newbuilding contracts, was 10.9 years compared to 11.9 years as of December 31, 2004. The average age of the Company’s Aframax tankers was 12.2 years and the average age of the Company’s Suezmax tankers was 9.4 years. After giving effect to the disposition of the Company’s nine OBO Aframax vessels the Company’s fleet will be comprised of 21 wholly owned tankers consisting of 10 Aframax and 7 Suezmax tankers and 4 newbuilding Suezmax contracts, with an average age of 7.5 years as outlined below.

Vessel	Type	Hull	Built

Genmar Agamemnon	Aframax	DH	May-1995
Genmar Ajax	Aframax	DH	July-1996
Genmar Alexandra	Aframax	DH	January-1992
Genmar Constantine	Aframax	DH	October-1992
Genmar Defiance	Aframax	DH	June-2002
Genmar Minotaur	Aframax	DH	November-1995
Genmar Princess	Aframax	DH	January-1991
Genmar Progress	Aframax	DH	January-1991
Genmar Revenge	Aframax	DH	April-1994
Genmar Strength	Aframax	DH	January-2003

Genmar Argus	Suezmax	DH	January-2000
Genmar Gulf	Suezmax	DH	January-1991
Genmar Hope	Suezmax	DH	January-1999
Genmar Horn	Suezmax	DH	January-1999
Genmar Orion	Suezmax	DH	January-2002
Genmar Phoenix	Suezmax	DH	January-1999
Genmar Spyridon	Suezmax	DH	January-2000

Genmar Harriet G	Suezmax	DH	March-2006
Newbuild 2	Suezmax	DH	September-2006
Newbuild 3	Suezmax	DH	October-2007
Newbuild 4	Suezmax	DH	January-2008

Currently, 8 of General Maritime Corporation’s Aframax tankers and 7 of its Suezmax tankers are operating on the spot market. 42% of the Company’s fleet, consisting of 11 Aframax tankers, is currently under time charter contracts, compared to 26% of the fleet under time charter contracts as of December 31, 2004.

Vessel	Vessel Type	Expiration Date	Average Daily Rate (1)
Genmar Spirit	OBO Aframax (2)	March 10, 2006	$19,700
Genmar Hector	OBO Aframax (2)	March 26, 2006	$19,700
Genmar Pericles	OBO Aframax (2)	April 9, 2006	$19,700
Genmar Challenger	OBO Aframax (2)	April 16, 2006	$19,700
Genmar Trader	OBO Aframax (2)	April 30, 2006	$19,700
Genmar Trust	OBO Aframax (2)	May 9, 2006	$19,700
Genmar Endurance	OBO Aframax (2)	June 16, 2006	$19,700
Genmar Champ	OBO Aframax (2)	June 21, 2006	$19,700
Genmar Star	OBO Aframax (2)	July 7, 2006	$19,700
Genmar Princess	Aframax	May 21, 2006	$33,150(3)
Genmar Progress	Aframax	July 6, 2006	$32,500(3)

(1) Before brokers' commissions.
(2) Vessels subject to agreements of sale; projected delivery date to new owners
(3) Net of brokers' commissions.

The Company’s primary area of operation is the Atlantic basin. The Company also currently has vessels employed in the Black Sea and Far East to take advantage of market opportunities and to position vessels in anticipation of drydockings.

Q4 2005 Dividend Announcement

On February 21, 2006 the Company’s Board of Directors declared a Q4 2005 quarterly dividend of $2.00 per share payable on or about March 17, 2006 to shareholders of record as of March 3, 2006. The dividend amount was determined in accordance with the Company’s policy of paying an amount equal to EBITDA less reserves for fleet renewal and maintenance. On February 21, 2006 the Company’s Board of Directors established a revised $14.5 million fleet maintenance and renewal reserve relating to Q4 2005. This reserve reflects the current size of the Company’s fleet while maintaining the $7.5 million quarterly drydock reserve as for 2005. In addition, in determining the quarterly dividend for Q4 2005 the Company’s Board of Directors excluded the following items for the quarter: loss with respect to its forward freight agreements, the costs incurred in connection with its Senior Notes consent solicitation and tender offer and the Company’s gain for the quarter on its sale of vessels. The Company has declared aggregate dividends of $4.86 per share for the full year of 2005.

The Company policy remains to declare quarterly dividends to shareholders in April, July, October and February of each year based on its EBITDA after net interest expense and reserves for drydocking and fleet renewal, as established by the Board of Directors. For 2006, the Board has established a reserve of $44.0 million annually or $11.0 per quarter, reflecting a $28.0 million fleet maintenance and renewal reserve and a $16.0 million drydocking reserve.

Please see below for the dividend reconciliation for the quarter ended December 31st 2005.

Three Months Ended
December 31, 2005

EBITDA (1)	$129,775
- Net Interest Expense	(5,890)
Quarterly fleet maintenance and renewal reserve
- reserve (2)	(7,000)
- Reserve for drydocking (2)	(7,500)
+ Other Expense	50,749
- Gain on sale	(91,235)
- Loss on FFA	(573)
Available for dividends	$68,326

/Assumed number of shares outstanding	34,025

Available for dividends per share (3)	$2.00

EBITDA Reconciliation
Net Income	$104,628
Depreciation and Amortization	19,257
Net Interest Expense	5,890
EBITDA	$129,775

Notes:
(1)
EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2)
The Company’s Board of Directors lowered the maintenance and renewal reserve to $7.0 million for the 4th quarter of 2005 reflecting the size of the Company’s current fleet. The drydocking reserve was maintained at $7.5 million for the 4th quarter resulting in an aggregate reserve of $14.5 million. On February 21st The Company’s Board of Directors established a 2006 reserve of $44.0 million annually or $11.0 per quarter.

(3)
Based on diluted shares at the end of the quarter ended 12/31/05 and the estimated number of shares outstanding on the record date of March 3, 2006 taking into account potential exercises of vested options previously granted and share repurchases made through the Company’s share repurchase program.

Sale of Nine OBO Aframax Vessels

On February 10, 2006 the Company announced that it had agreed to sell nine OBO Aframax tankers en bloc to Tanker Pacific for $247.5 million. The Company expects to realize a net gain of $16.6 million from the sale. The Company intends to utilize the proceeds to pay down debt, for corporate purposes, which may include share repurchases, and for any future acquisitions that the Company may consider. Deliveries of the nine vessels are expected to be concluded by July 2006 as outlined below.

Vessel	Type	Projected Delivery Date

Genmar Spirit	Aframax OBO	March 10, 2006
Genmar Hector	Aframax OBO	March 26, 2006
Genmar Pericles	Aframax OBO	April 9, 2006
Genmar Challenger	Aframax OBO	April 16, 2006
Genmar Trader	Aframax OBO	April 30, 2006
Genmar Trust	Aframax OBO	May 9, 2006
Genmar Endurance	Aframax OBO	June 16, 2006
Genmar Champ	Aframax OBO	June 21, 2006
Genmar Star	Aframax OBO	July 7, 2006

Share Repurchase

On February 21, 2006, the Company's Board of Directors approved an additional $200 million for repurchases of the Company's common stock under the share repurchase program. Since October 2005, when the share repurchase program was instituted, the Company has repurchased 5.1 million shares at an average price of $36.92.

On January 4, 2006, the Company announced it had entered into an agreement to repurchase 4,176,756 of its common shares from Oaktree Capital’s OCM Principal Opportunities Fund, L.P. in a privately negotiated transaction at $37.00 per share for a total purchase price of $154,539,972. The price per share was agreed to after the close of the market on January 3, 2006 and represented a discount of 2.4% to the closing price of the Company’s common stock on such date.

The Board will periodically review the program. Share repurchases will be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of purchases under the program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company's discretion and without notice. Repurchases will be subject to the restrictions under the Company's existing credit facility.

Senior Notes Tender

On January 17, 2006, the Company announced that it had completed its tender offer and consent solicitation for any and all of its outstanding 10% Senior Notes due 2013. The tender offer for the Notes expired on January 17, 2006 and was subject to the terms and conditions set forth in the Company’s Offer to Purchase for Cash and Solicitation of Consents, dated December 15, 2005.

On December 30, 2005, General Maritime Corporation accepted for purchase and paid for $226,460,000 principal amount of Notes tendered prior to the expiration of the Company’s consent solicitation on December 29, 2005, representing approximately 99.99% of the total principal amount of Notes outstanding. Holders who validly tendered Notes prior to the Consent Time received total consideration per $1,000.00 principal amount of Notes tendered of $1,151.12, which amount included a consent payment of $30.00, plus accrued and unpaid interest on the Notes tendered up to, but not including, the payment date.

Mr. Georgiopoulos concluded, “General Maritime has significant financial flexibility to continue to enter into value-creating transactions for shareholders. In accomplishing this critical goal, we will continue to draw upon our past success and actively seek acquisition opportunities to once again grow our fleet and expand our industry leadership. Complementing this focus, we will continue to return value to shareholders through our dividend policy while looking to take advantage of the Board’s $200 million increase in our share repurchase program.”

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 30 tankers - 19 Aframax, 7 Suezmax tankers and 4 Suezmax newbuilding contracts - with a carrying capacity of approximately 3.5 million dwt. After giving effect to the disposition of the Company’s nine OBO Aframax vessels the Company’s fleet will be comprised of 21 wholly owned tankers consisting of 10 Aframax and 7 Suezmax tankers and 4 newbuilding Suezmax contracts - with a carrying capacity of approximately 2.6 million dwt.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Thursday, February 23, 2006 at 8:30 a.m. Eastern Time to discuss its 2005 fourth quarter and year end financial results. To access the conference call, dial (719) 457-2646 and ask for the General Maritime Corporation conference call. A replay of the conference call can also be accessed until March 9, 2006, by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 9700435. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline or prolonged weakness in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; any failure of a vessel sale agreement to close, for instance, due to failure to meet a condition to closing; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2004 and its subsequent reports on Form 10-Q and Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary from the amounts currently estimated. The closing of the vessel sales will be subject to customary closing conditions.

                                                                                                THREE MONTHS ENDED
	Aframax Fleet December-05	December-04		Suezmax Fleet December-05	December-04		Total Fleet December-05	December-04
% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-37.2%	58,256	92,811	-43.7%	62,503	111,054	-40.8%	120,759	203,865
$ 1,000's		48%	46%		52%	54%

Average Daily TCE	-28.2%	29,482	41,067	-36.5%	47,030	74,036	-32.6%	36,538	54,219

Time Charter Revenues	25.1%	25,871	20,675		1,469	-	32.2%	27,340	20,675
$ 1,000's		95%	100%		5%	0%

Spot Charter Revenues	-55.1%	32,385	72,136	-45.0%	61,034	111,054	-49.0%	93,419	183,190
$ 1,000's		35%	39%		65%	61%

Calendar Days	-7.3%	2,217	2,392	-13.7%	1,355	1,571	-9.9%	3,572	3,963
		62%	60%		38%	40%

Vessel Operating Days	-12.6%	1,976	2,260	-11.4%	1,329	1,500	-12.1%	3,305	3,760
		60%	60%		40%	40%

Capacity Utilization	-5.7%	89.1%	94.5%	2.7%	98.1%	95.5%	-2.5%	92.5%	94.9

# Days Vessels on Time Charter	0.8%	1,047	1,039		47	-	5.3%	1,094	1,039
		96%	100%		4%	0%

# Days Vessels on Spot Charter	-23.9%	929	1,221	-14.5%	1,282	1,500	-18.7%	2,211	2,721
		42%	45%		58%	55%

Average Daily Time Charter Rate	24.2%	24,710	19,899		31,255	-	25.6%	24,991	19,899

Average Daily Spot Charter Rate	-41.0%	34,860	59,079	-35.7%	47,608	74,036	-37.2%	42,252	67,325

Daily Direct Vessel Expenses	4.7%	6,092	5,817	-7.4%	5,935	6,407	-0.3%	6,033	6,051
(per Vessel)

Average Age of Fleet at End of Period (Years)		12.2	12.4		9.4	11.2		10.9	11.9

# Vessels at End of Period	-23.1%	20.0	26.0	-41.2%	10.0	17.0	-30.2%	30.0	43.0
		67%	60%		33%	40%

Average Number of Vessels	-7.3%	24.1	26.0	-13.9%	14.7	17.1	-9.9%	38.8	43.1
		62%	60%		38%	40%

DWT at End of Period	-22.3%	1,974	2,539	-40.9%	1,548	2,619	-31.7%	3,522	5,158
1,000's		56%	49%		44%	51%

                                                                                                TWELVE MONTHS ENDED
	Aframax Fleet December-05	December-04		Suezmax Fleet December-05	December-04		Total Fleet December-05	December-04
% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-19.3%	208,804	258,685	-31.7%	221,894	324,651	-26.2%	430,698	583,336
$ 1,000's		48%	44%		52%	56%

Average Daily TCE	-14.9%	24,667	29,001	-20.0%	39,567	49,474	-18.8%	30,605	37,678

Time Charter Revenues	0.9%	83,658	82,894	-62.4%	1,469	3,902	-1.9%	85,127	86,796
$ 1,000's		98%	96%		2%	4%

Spot Charter Revenues	-28.8%	125,146	175,791	-31.3%	220,425	320,749	-30.4%	345,571	496,540
$ 1,000's		36%	35%		64%	65%

Calendar Days	1.7%	9,315	9,163	-13.5%	5,996	6,934	-4.9%	15,311	16,097
		61%	57%		39%	43%

Vessel Operating Days	-5.1%	8,465	8,920	-14.5%	5,608	6,562	-9.1%	14,073	15,482
		60%	58%		40%	42%

Capacity Utilization	-6.6%	90.9%	97.3%	-1.2%	93.5%	94.6%	-4.4%	91.9%	96.2%

# Days Vessels on Time Charter	-5.9%	3,936	4,182	-75.1%	47	189	-8.9%	3,983	4,371
		99%	96%		1%	4%

# Days Vessels on Spot Charter	-4.4%	4,529	4,738	-12.7%	5,561	6,373	-9.2%	10,090	11,111
		45%	43%		55%	57%

Average Daily Time Charter Rate	7.2%	21,255	19,822	51.4%	31,255	20,646	7.6%	21,373	19,857

Average Daily Spot Charter Rate	-25.5%	27,632	37,102	-21.2%	39,638	50,329	-23.4%	34,249	44,689

Daily Direct Vessel Expenses	-2.9%	5,493	5,657	-8.4%	5,922	6,462	-5.9%	5,661	6,015
(per Vessel)

Average Age of Fleet at End of Period (Years)		12.2	12.4		9.4	11.2		10.9	11.9

# Vessels at End of Period	-23.1%	20.0	26.0	-41.2%	10.0	17.0	-30.2%	30.0	43.0
		67%	60%		33%	40%

Average Number of Vessels	2.0%	25.5	25.0	13.7%	16.4	19.0	4.8%	41.9	44.0
		61%	57%		39%	43%

DWT at End of Period	-22.3%	1,974	2,539	-40.9%	1,548	2,619	-31.7%	3,522	5,158
1,000's		56%	49%		44%	51%